UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DEMANDTEC, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 8, 2012, DemandTec entered into a memorandum of understanding with plaintiff and other named defendants regarding the settlement of a putative class action lawsuit filed in the Superior Court of California, Santa Clara County (the “Court”), as well as the settlement of all related claims that were or could have been asserted in other actions, in response to the announcement of the execution of an Agreement and Plan of Merger, dated as of December 7, 2011 (the “Merger Agreement”), by and between DemandTec, International Business Machines Corporation (“IBM”) and Cudgee Acquisition Corp., a wholly-owned subsidiary of IBM.  Pursuant to the Merger Agreement, DemandTec will become a wholly owned subsidiary of IBM (the “Merger”).

As described in further detail in the definitive proxy statement dated January 12, 2012 (the “Proxy Statement”), a purported stockholder of DemandTec filed a class action lawsuit in the Court, captioned Strategic Trading Company v.  Daniel R. Fishback, et al., Case No.  112CV216048 (Cal. Sup. Ct.) (the “Lawsuit”).  The Lawsuit names DemandTec, its directors, IBM and Cudgee Acquisition Corp. as defendants.

Under the terms of the MOU, DemandTec, the other defendants and the plaintiff have agreed to settle the Lawsuit and release the defendants from all claims relating to the Merger, subject to approval by the Court.  If the Court approves the settlement contemplated by the MOU, the Lawsuit will be dismissed with prejudice.  Pursuant to the terms of the MOU, DemandTec has agreed to make available additional information to its stockholders.  The additional information is contained below and should be read in conjunction with the Proxy Statement, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the Proxy Statement.  In return, the plaintiff has agreed to dismissal of the Lawsuit with prejudice and to withdraw all motions filed in connection with the Lawsuit.  If the MOU is finally approved by the Court, it is anticipated that the MOU will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the Merger, the Merger Agreement and any disclosures made in connection therewith.  There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement, even if the parties were to enter into such stipulation.  In such event, the proposed settlement as contemplated by the MOU may be terminated.

The settlement will not affect the consideration to be paid to DemandTec’s stockholders in connection with the Merger or the timing of the special meeting of DemandTec’s stockholders, which is scheduled for February 14, 2012 in Redwood City, California, to consider and vote upon a proposal to approve the Merger Agreement, among other things.

DemandTec and the other defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to the facts and claims asserted, or which could have been asserted, in the Lawsuit, including that they have committed any violations of law or breach of fiduciary duty, that they have acted improperly in any way, or that they have any liability or owe any damages of any kind to plaintiff or to the purported class, and specifically deny that any further supplemental disclosure is required under any applicable rule, statute, regulation or law or that the DemandTec directors failed to maximize stockholder value by entering into the merger agreement with IBM and Cudgee Acquisition Corp. The settlement contemplated by the agreement in principle is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying the Merger, and to provide additional information to DemandTec’s stockholders at a time and in a manner that would not cause any delay of the Merger, DemandTec and its directors agreed to the settlement described above. The parties considered it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the matter.

DemandTec makes the following supplemental disclosures:

In addition to the disclosure on pages iv-v, 6-9, 25, 40-48, 53-55, 59-61 and 80-82 of the proxy statement regarding the impact of the acquisition on compensation arrangements for certain members of our management, we note that Mr. Fishback’s offer letter with IBM does not provide that he will receive any additional equity grants or awards from us or IBM (other than with respect to outstanding DemandTec restricted stock units that will be converted into restricted stock units representing the right to receive shares of IBM common stock, as described below).  In addition, Mr. Fishback’s offer letter with IBM includes an explicit waiver and release of any rights he may have to receive equity-based awards in the future.  We also note that, as previously disclosed in the definitive proxy statement in tabular form, the merger agreement and Mr. Fishback’s offer letter provide for the following treatment of his outstanding stock options and stock units:

•                  all of his outstanding and unexercised options to acquire our common stock, totaling 1,070,000 stock options as of December 31, 2011, each of which is fully vested, will be cancelled at the closing in exchange for a cash payment of $11,604,000, with the method of calculation being more fully described in the proxy statement;

•                  all of his vested but unsettled restricted stock units, totaling 54,450 such restricted stock units as of December 31, 2011, will be cancelled at the closing in exchange for a cash payment of $718,740, with the method of calculation being more fully described in the proxy statement;

•                  all of his unvested restricted stock units subject to service-based vesting conditions, totaling 62,500 such restricted stock units as of December 31, 2011, will be converted into restricted stock units representing the right to receive shares of IBM common stock at an exchange ratio, the numerator of which is the merger consideration of $13.20 per share and the denominator of which is the average closing price per share of IBM’s common stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately prior to the closing date of the merger and will continue to be subject to service-based vesting conditions, as more fully described in the proxy statement;

•                  all of his unvested restricted stock units that are subject to both performance-based and service-based vesting conditions, totaling 136,250 such restricted stock units as of December 31, 2011 (assuming, with respect to certain restricted stock units that, by their terms, may vest up to a maximum level of 150% of target performance, maximum performance), will be converted into restricted stock units representing the right to receive shares of IBM common stock at an exchange ratio, the numerator of which is the merger consideration of $13.20 per share and the denominator of which is the average closing price per share of IBM’s common stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately prior to the closing date of the merger in which the performance-based vesting criteria will be deemed satisfied at 100% of target performance and will continue to be subject to service-based vesting, as more fully described in the proxy statement.  As such, Mr. Fishback will forfeit up to 18,750 restricted stock units that may have otherwise vested if those restricted stock units that, by their terms, were eligible for vesting at 150% of target performance had vested assuming performance at the maximum level, as more fully described in the proxy statement; and

•                  all of his restricted stock units representing the right to receive shares of IBM common stock resulting from the conversion of DemandTec restricted stock units described above, will be subject to acceleration upon the earlier of the twelve-month anniversary of the closing or, if earlier, upon certain qualifying terminations of Mr. Fishback’s employment, as more fully described in the proxy statement.

In addition to the information disclosed on page 19 of the proxy statement in the first paragraph under “Background to the Merger” relating to our commercial relationship with IBM, we estimate that our revenues in fiscal years 2009 to 2011 and the first nine months of fiscal year 2012 from customers for which IBM has served as a reseller represented 2.2%, 1.3%, 1.7% and 2.3% of our total revenues, respectively.  We also purchase certain hardware and software from IBM and IBM provides consulting services to certain of our customers around the world.

In addition to the information disclosed on page 19 of the proxy statement regarding the August 10, 2011 meeting of between Messrs. Culhane and Johnson of DemandTec and representatives of USA, we note that at the meeting representatives of USA provided a perspective on how potential strategic partners view our sector, factors they consider in valuing technology companies similar to us and how they approach strategic transactions.  Representatives of USA also told us that IBM was interested in an introduction to DemandTec to discuss their potential interest in acquiring us and for us to assess their potential interest.

In addition to the information disclosed on page 20 of the proxy statement regarding the September 12, 2011 phone call between Mr. Culhane of DemandTec and Mr. Colburn of IBM, we note that they discussed on a preliminary basis their respective approaches to valuing us and that the next step would be for IBM to deliver a formal written indication of interest setting forth the price per share which IBM would be willing to pay to acquire all of our outstanding stock for our Board to consider.

In addition to the information disclosed on pages 20 and 21 of the proxy statement regarding the September 16, 2011 Board meeting, we note that our Board considered forming, but determined not to form, a special committee of the Board to consider a possible sale of our company to IBM and other potential buyers.  Our Board recognized that Mr. Fishback might have a potential conflict of interest given his possible receipt of an employment offer from IBM or any other potential buyer, but determined that it was beneficial to have all directors, including our CEO, participate in the sale process, particularly because (i) the other six of our seven directors did not have an interest in a sale to IBM, other than as holders of our common stock or options to buy our common stock, (ii) there was no reason to anticipate that any employment offer Mr. Fishback might receive from IBM would be more attractive than his existing employment terms or those offered by another potential buyer, and (iii) Mr. Fishback has a significant equity interest in our company and thus had interests aligned with holders of our common stock.

In addition, after considering a number of potential buyers, our Board determined at the meeting to direct our management to contact three other potential buyers after considering, among other factors, (i) IBM’s $11.25 per share indication of interest, (ii) the ability and potential and likelihood that other potential buyers would offer a price higher than $11.25 per share, (iii) whether the potential buyer had a competing business, (iv) the potential harm to our company if the possible sale of the company became publicly known and (v) the risk of jeopardizing IBM’s offer by widely soliciting other potential buyers.  Our Board (including our CEO) did not consider it relevant whether any of these potential buyers were more or less likely to offer employment to our executives and/or employees in making their decision as to which potential buyers to contact.  The Board also balanced the potential benefit to stockholders of obtaining a higher price by contacting more potential buyers with the potential harm to stockholders if the possible sale of our company became publicly known or IBM decided to withdraw its indication of interest as a result of a broad solicitation of other potential buyers.

We note that at a deposition relating to the Lawsuit, our CEO expressed the view that two of the three potential buyers we contacted did not operate in our space and that three of the potential buyers not contacted operated in our space to varying degrees.  The term “space” was not defined in the deposition.

In addition to the information disclosed on page 25 of the proxy statement regarding the delivery by IBM of proposed offer letters to certain members of our management, including Mr. Fishback, we note IBM indicated in its initial indication of interest on September 14, 2011 that it envisioned members of DemandTec’s management becoming part of its Smarter Commerce Initiatives.  IBM and Mr. Fishback, however, did not have any substantive conversations regarding his possible employment by IBM until after IBM and DemandTec entered into the exclusivity agreement on September 23, 2011.  Detailed discussions regarding his potential employment by IBM occurred between him and representatives of IBM in the mid-November timeframe before offer letters were delivered by IBM.

In addition to the information disclosed on pages 36 through 38 of the proxy statement relating to the use by USA of independent research reports referred to as street equity research cases 1 and 2 in its discounted future trading and cash flow analyses, we note that the research reports were prepared by analysts at nationally recognized financial services firms and are available on a subscription basis.  USA determined to use street equity research case 1 and added street equity research report 2 at the request of management.  Both research reports were issued during the third quarter of our fiscal year 2012 subsequent to the announcement of our financial results for the second quarter of fiscal year 2012.  The forecasts of both street equity research cases were lower than the internal forecast prepared by our management. USA believed it was useful to consider third party forecasts of our financial results when evaluating the fairness of the merger consideration from a financial point of view to indicate how implied valuations of our common stock might vary under different forecast scenarios.  USA chose these two equity research reports because they were recent and constituted the only equity research reports that projected the Company’s financial results for periods beyond fiscal 2013.  We have been advised by USA that they used the research report referred to as street equity research case 2 in their discounted cash flow analysis because it is the higher of the two independent street cases and therefore would reflect implied values higher than street equity research case 1.

In performing its discounted cash flow analysis, USA extrapolated our forecast of revenue and free cash flow through 2015, as summarized on page 39 of the proxy statement, for 2016 through 2018 for revenue and 2016 and 2017 for free cash flow.  It did not extrapolate adjusted gross profit, adjusted net income or adjusted earnings per share.  The extrapolated financial results are as follows (in millions):

	Fiscal Year Ending February 28 or 29,
	2016	2017	2018

Revenue	$188.2	$225.9	$271.0

Free Cash Flow	$32.9	$39.4	NA

In addition to the information disclosed on pages 39-40 of the proxy statement, we note that the company’s internal financial forecasts took into account the anticipated financial results associated with the company’s acquisitions of Applied Intelligence Solutions, LLC and M-Factor, Inc., in December 2010 and March 2011, respectively.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between IBM and DemandTec, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding IBM and DemandTec’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 and (collectively, forward-looking statements). Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of stockholder approval, court approval or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate DemandTec’s operations into those of IBM; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of DemandTec may be difficult; IBM and DemandTec are subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in IBM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its most recent quarterly report filed with the SEC, and DemandTec’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and in its most recent quarterly report filed with the SEC. IBM and DemandTec assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of DemandTec by IBM. In connection with the proposed acquisition, DemandTec has filed a proxy statement in preliminary and definitive form with the SEC. STOCKHOLDERS OF DEMANDTEC ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING DEMANDTEC’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain the documents free of charge at the SEC’s website, http://www.sec.gov. Documents are also available for free from DemandTec by contacting DemandTec Investor Relations at (650) 645-7103 or tim.shanahan@demandtec.com.

Participants in Solicitation

IBM and its directors and executive officers, and DemandTec and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of DemandTec common shares in respect of the proposed transaction. Information about the directors and executive officers of IBM is set forth in the proxy statement for IBM’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 7, 2011. Information about the directors and executive officers of DemandTec is set forth in the proxy statement for DemandTec’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on June 24, 2011. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition filed with the SEC on January 12, 2012.